Exhibit 21.1 Page 1 of 1 JACKSON NATIONAL LIFE INSURANCE COMPANY SUBSIDIARIES OF THE REGISTRANT Legal Name State or Jurisdiction of Incorporation or Organization Allied Life Brokerage Agency, Inc. Iowa Hermitage Management, LLC Michigan Jackson Charitable Foundation, Inc. Michigan Jackson National Asset Management, LLC Michigan Jackson National Life (Bermuda) Ltd. Bermuda Jackson National Life Distributors LLC Delaware Jackson National Life Insurance Agency, LLC Delaware Jackson National Life Insurance Company of New York New York Mission Plans of America, Inc. Texas National Planning Holdings LLC Delaware PGDS (US ONE) LLC Delaware REALIC of Jacksonville Plans, Inc. Texas ROP, Inc. Delaware Squire Capital I LLC Michigan Squire Capital II LLC Michigan Squire Reassurance Company II, Inc. Michigan Squire Reassurance Company LLC Michigan VFL International Life Company SPC. Ltd. Cayman Islands